Exhibit 10.12

InCube Labs, LLC

SERVICE AGREEMENT

This SERVICE AGREEMENT (“Agreement”), is made and entered into effective as of January 1, 2019 (the “Effective Date”) by and between Rani Therapeutics, LLC (“Rani”) and InCube Labs, LLC (“InCube”) (collectively referred to as the “Parties”), in reference to the following:

WHEREAS, InCube is in the business of inventing, creating, incubating, developing and implementing the utilization of certain medical related products, including methodologies and platforms for delivery methods of prescribed medicines to patients (the “IP”);

WHEREAS, Rani has received an assignment of one or more of InCube’s IP (the “Assigned IP”) for the purpose of commercializing such IP, and Rani desires to receive certain services from InCube in connection therewith, including but not limited to utilizing staff of InCube (whether for technical, related to research and development (“R&D”), support or administrative services) as the Parties may agree to from time to time; and

WHEREAS, InCube agrees to provide such services to Rani as set forth below, including those services as specified and consistent with the scope of work as set forth in Section 2.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the Parties agree as follows:

1. Incorporation of Recitals. The statements set forth in the foregoing Recitals are true and accurate, and as such, the Recitals set forth above are incorporated herein by this reference as though fully set forth in this Agreement.

2. Services. InCube agrees to provide the services described in this Section 2 (the “Services”) to Rani, and Rani agrees to pay InCube the compensation described in Exhibit A attached hereto for InCube’s performance of such Services:

2.1 Occupancy. During the Term of this Agreement, InCube shall allow Rani to occupy approximately 22,000 square feet of space at 2051 Ringwood Ave., San Jose, CA 95131 including fully functional and equipped electronic and chemistry labs, biology labs, qualified clean rooms, production and manufacturing area, designated offices, conference rooms and common areas. Rani may request additional space from time to time, and InCube may provide such space upon availability and charge Rani for such space at a mutually agreed upon rate in accordance with this Agreement.

2.2 R&D Services. InCube shall provide Rani with research and technology development services. These services may include but shall not be limited to:

•	Continued development of the oral bio-therapeutic technology

•	Prototype manufacturing process and development of oral delivery devices

•	Formulation of drugs

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•	In-vitro studies

•	In-vivo animal studies

•	Documentation

•	Manufacturing Services

•	QA services

2.3 G&A Services. InCube shall provide to Rani certain administrative services. Administrative services shall include accounting and finance functions, HR support, IT support services, facilities management, administrative support functions, and any other general and operational functions as may be necessary.

2.4 Other Services. InCube shall provide certain additional services to Rani. These additional services may include, but shall not be limited to, intellectual property diligence and maintenance, general legal support, support services with respect to both product and business development, PR support and customer relations, support with financing and investor relations, and other support services.

3. Consideration for Services. In exchange for the Services provided to Rani as described in Section 2 of this Agreement, InCube shall invoice Rani at the end of each month, with each invoice containing a list of the Services provided and a calculation of the price for such Services in accordance with Exhibit A. Invoices for recurring services provided to Rani for a flat fee, such as Occupancy Services and G&A Services, as described in Exhibit A will not have any attachments as a backup. Instead the invoice will carry a reference to the Service Agreement and its Exhibit A. Rani shall remit timely payments to InCube. Terms of payment are set at Net-30.

InCube may, from time to time, charge Rani certain fees to cover the cost of certain extraordinary expenses such as, but not limited to, the cost of HVAC repair, maintenance or replacement, or the construction and or modification of certain types of labs or cleanrooms specific to Rani’s usage, and any other additional fee or expense incurred on behalf of Rani and paid out by InCube for services specific to Rani. Any such additional costs shall be invoiced to Rani at cost.

4. Standard of Care. In providing the Services hereunder, InCube shall use the same standard of skill and care that it uses in the course of undertaking similar services for itself; provided, however, nothing in this Agreement shall be constructed as a guaranty or warranty of any type on the part of InCube with respect to the adequacy of the Services, the skill or fitness of personnel performing the Services hereunder for any particular job, or the results achieved as a result of the Services performed. Each Party hereby acknowledges the provisions of Section 9, regarding limitations of liability for the Services to be rendered hereunder.

5. Intellectual Property.

5.1 Field of Use will mean “ORAL DELIVERY OF BIOTHERAPEUTIC AGENTS SUCH AS PEPTIDES, PROTEINS & ANTIBODIES” but excludes “SWALLOWABLE DEVICES THAT DO NOT DELIVER SUCH DRUGS ORALLY”.

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5.2 IP Rights. Any and all inventions (whether or not patentable), works of authorship, designations, designs, know-how, and ideas made or conceived or reduced to practice, in whole or in part, by (or on behalf of) InCube in its performance of the Services (“Inventions”), and all intellectual property rights therein, shall be subject to that certain Intellectual Property Agreement between the Parties, dated June 14, 2012 (“IPA”), including the assignments and licenses set forth therein, and shall be deemed InCube Inventions as defined in the IPA. InCube will promptly disclose all Inventions to Rani.

6. Independent Contractor. InCube agrees to perform the Services as an independent contractor and not as an employee or agent of Rani, and all persons employed by InCube or permitted subcontractors of InCube, if any, shall perform the Services as employees or agents of InCube and not the employees or agents of Rani.

7. Assignment and Subcontract. InCube may subcontract or delegate its duties under this Agreement to third parties without Rani’s prior written consent.

8. Confidentiality. During the Term of this Agreement and for so long as Confidential Information (defined below) disclosed by one Party to the other remains proprietary or confidential, neither Party will make any use of or disclose any Confidential Information of the other Party, except for the purpose of providing the Services pursuant to this Agreement. For purposes of this Agreement, the term “Confidential Information” shall mean any information that might reasonably be considered to be confidential, secret, sensitive, proprietary or private, including but not limited to business plans, inventions, processes, products or proposed products, studies, market analyses, distributor and customer lists, production techniques, product formulations, and internal documentation (whether or not marked “confidential”), but excluding information which is or becomes available to the general public through no fault of the receiving Party. Each Party will take reasonable steps to prevent the unauthorized disclosure of Confidential Information of the other Party by its employees and agents, including restricting access to Confidential Information to those employees and persons on a need-to-know-basis.

9. Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, NOTWITHSTANDING THE FACT THAT A PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF AN ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10. Term and Termination.

10.1 Term. This Agreement shall be valid for a twelve (12) month period from the Effective Date (the “Term”) and upon expiration thereof, the Parties may renew this Agreement pursuant to the terms and conditions defined herein upon mutual consent, or as they may otherwise agree in writing.

10.2 Termination. Rani may terminate this Agreement upon ninety (90) days prior written notice for any or no reason. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination and shall not relieve either Party of their rights and responsibilities, prior to such termination. Any termination shall be subject to the provisions of Section 11.4 hereof.

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11. Miscellaneous.

11.1 Governing Law. This Agreement shall be construed in accordance with and governed by California law, without reference to principles of conflicts of laws.

11.2 Further Assurance. At any time or from time to time on and after the Effective Date, either Party shall at the request of the other Party, execute, deliver and cooperate with the other Party’s reasonable request, and provide such records, data or other documents, consistent with the provisions of this Agreement.

11.3 No Third Party Beneficiaries. The Parties intend that only InCube and Rani will benefit from and are entitled to enforce the provisions of this Agreement and that no third party beneficiary is intended under this Agreement. Neither Party shall be liable to the other Party or to any third person with respect to obligations or liabilities incurred by either Party in connection with their separate business operations unrelated to the matters covered by this Agreement.

11.4 Survival. Any obligations and duties that by their nature extend beyond the expiration or earlier termination of this Agreement, including without limitation Sections 5, 6, 8, and 9, shall survive any such expiration or termination and remain in effect.

11.5 Headings. All section headings herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation or expansion of the scope of the particular sections to which they refer.

11.6 Integration. This Agreement represents the entire agreement and understanding of the Parties relating to the subject matter hereof and merges all prior or contemporaneous understandings (whether written, verbal or implied) with respect thereto. Each InCube invoice will include relevant documentation and paperwork substantiating the Services rendered to Rani. To the extent that any terms and conditions in the invoices or other documentation or paperwork conflict with those of this Agreement, the terms and conditions of this Agreement shall control.

11.7 Modification; Waiver. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by the duly authorized representatives of both Parties. The waiver by either Party of a breach of any provision of this Agreement or the failure by either Party to exercise any right hereunder shall not operate or be construed as a waiver of any subsequent breach of that right or as a waiver of any other right.

11.8 Severability. In the event that any provision or provisions of this Agreement shall be held to be unenforceable, invalid, or illegal by a court of competent jurisdiction, this Agreement shall continue in full force and effect without said provision. The Parties shall renegotiate those provisions in good faith to be valid, enforceable substitute provisions which provisions shall reflect as closely as possible the intent of the original provisions of this Agreement.

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11.9 Notices. Any notice required or permitted to be given under this Agreement shall be delivered by registered or certified mail, postage prepaid, return receipt requested, to the address of the other Party set forth above, or to such other address as a Party may designate by written notice. Notice shall be deemed affective when received, or if not received by reason of fault of addressee, when delivered.

11.10 Resolution of Disputes. If any dispute arises pursuant to this Agreement, InCube and Rani shall attempt to resolve such dispute by good faith negotiation. Neither Party shall commence any legal action with respect to any such dispute unless such dispute has first been presented for resolution to the managing members of the respective Parties to this Agreement at a meeting between them and no resolution has been reached on such dispute within ninety (90) days following the date of such meeting.

11.11 Counterparts. This Agreement may be executed in any number of counterpart originals, each of which shall be deemed an original instrument for all purposes, but all of which shall comprise one and the same instrument. This Agreement shall be enforceable in accordance with its terms when signed by the Party sought to be bound. This Agreement may be delivered by facsimile and a facsimile of this Agreement shall be deemed to be original for all purposes and binding as an original.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, effective as of the Effective Date.

Rani Therapeutics, LLC /s/ Svai Sanford Signed By: Svai Sanford	InCube Labs, LLC /s/ Mir Imran Signed By: Mir Imran

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Exhibit A

Service Rates – 2019

(Effective January 1st, 2019)

Occupancy Services:	For occupancy services described in Section 2.1 of the Agreement, InCube will invoice Rani for approximately 22,000 square feet of occupancy at 2051 Ringwood Ave., San Jose, CA 95131 at a full-service rate of $4.00 per square foot. Rani shall pay a monthly flat fee of $88,000. This fee will be adjusted for any additional space. This fee will be subject to annual review and revision upon mutual consent of the Parties.

R&D Services:	For R&D services as described in Section 2.2 of the Agreement, InCube will invoice Rani monthly for the actual hours of the scientists, engineers, technicians, purchasing, legal and quality assurance personnel. The billing will be calculated using an hourly billing rate for each of its employee’s services. The hourly billing rate will be calculated by adding the employee’s salary, fringe benefits and markup and dividing the total by 2,080 hours. The computation of the employee’s fringe benefits and markup are outlined in the chart below:

R&D Services:	Salary	Fringe Benefits	Markup %
Scientists and Engineers	Cost	22% of Salary	150% of Salary +Fringe Benefits
Quality Assurance	Cost	22% of Salary	50% of Salary +Fringe Benefits
Legal / Patent	Cost	22% of Salary	50% of Salary +Fringe Benefits
Purchasing	Cost	22% of Salary	50% of Salary +Fringe Benefits
2019 New Hires*	Cost	22% of Salary	10% of Salary +Fringe Benefits

*	2019 new hire markup of 10% will not apply to new hires who are replacing dedicated Rani employees that have left InCube Labs, LLC.

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The effective markup rate for new hire replacements will follow the same markup of the former dedicated Rani employee that he or she has replaced.

InCube will attach the list of the R&D employees’ hours with each invoice as documentation.

G&A Services:

For G&A services as described in Section 2.3 of the Agreement, InCube will bill Rani for a monthly flat fee of $107,600. This fee will be subject to review and revision semiannually, upon mutual consent of the Parties. The fee comprises of the following components:

a.   Accounting & financial services: A monthly recurring charge of $50,800, based on a flat fee for the services of a 62% FTE controller, assistant controller, accounting manager, GL supervisor, and an AP staff. Dedicated CFO services will be billed at salary cost and fringe benefits at 22% of salary cost.

b.  IT Services: A monthly recurring charge of $20,000, based on 62% of an FTE for the director of IT, a system administrator and assistant administrator.

c.   Facility Services: A monthly recurring charge of $6,000 based on 62% of an FTE for the facilities director.

d.  HR Services and Administrative Support: A monthly recurring charge of $30,800 based on 62% FTE HR director, a recruiting coordinator, and two administrative assistants.

Other Services:	For Other Services as described in Section 2.4 of the Agreement, InCube will invoice Rani for the actual hours of business development personnel and investor relations team services. The billing will be calculated using an hourly billing rate for each of its employee’s services. The hourly billing rate will be calculated by adding the employee’s salary, fringe benefits and markup and dividing the total by 2,080 hours. The computation of the employee’s fringe benefits and markup are outlined in the chart below:

Other Services:	Salary	Fringe Benefits	Markup %
Investor Relations	Cost	22% of Salary	50% of Salary +Fringe Benefits
Business Development	Cost	22% of Salary	50% of Salary +Fringe Benefits

As documentation, InCube will attach a list of such employees’ hours with each invoice.

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Rani Therapeutics, LLC /s/ Svai Sanford Signed By: Svai Sanford, CFO Date: 01/15/2019	InCube Labs, LLC /s/ Mir Imran Signed By: Mir Imran, President & CEO Date: 2/15/2019

InCube Labs, LLC /s/ Gary Dang Signed By: Gary Dang, VP Finance & Admin. Date: 01/15/2019

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